Exhibit 99.1

Red Robin Gourmet Burgers Reports Results for the Fiscal Third Quarter Ended October 7, 2018

Greenwood Village, CO – November 6, 2018 – Red Robin Gourmet Burgers, Inc., (NASDAQ: RRGB), a full-service restaurant chain serving an innovative selection of high-quality gourmet burgers in a family-friendly atmosphere, today reported financial results for the quarter ended October 7, 2018.
Third Quarter 2018 Financial Highlights Compared to Third Quarter 2017

•	GAAP earnings per diluted share were $0.13 compared to $0.21;

•	Adjusted earnings per diluted share were $0.16 compared to $0.21 (see Schedule I);

•	Total revenues were $294.9 million, a decrease of 3.5%;

•	Off-premise sales increased 22.7%, now comprising 10.1% of total food and beverage sales;

•	Comparable restaurant revenue decreased 3.4% (using constant currency rates);

•	Comparable restaurant guest counts decreased 1.9%;

•	Cost of sales as a percentage of revenue remained flat at 23.8%; and

•	Restaurant labor costs as a percentage of restaurant revenue remained flat at 35.3%.

“We are pleased with our continued improvement in managing labor and food costs, fundamental to achieving sustainable profit growth when we regain top-line sales momentum. Our third quarter sales performance was the result of a decline in dine-in traffic, which we expected when we chose mid quarter to shift remaining media weight to later in the year,” said Denny Marie Post, Red Robin Gourmet Burgers, Inc. chief executive officer. “We took the last part of the third quarter to begin retraining all of our restaurant teams on peak-hour service standards based on our success in pilot locations. We believe this will ensure our restaurant teams are well-prepared for seasonally higher volume in the fourth quarter and we are encouraged that we are already seeing improvements in ticket and wait times.”
Operating Results
Total revenues, which primarily include Company-owned restaurant revenue and franchise royalties, decreased 3.5% to $294.9 million in the third quarter of 2018 from $305.7 million in the third quarter of 2017. Restaurant revenue decreased $10.9 million due to a $9.9 million, or 3.4%, decrease in comparable restaurant revenue, a $1.5 million decrease from closed restaurants, and a $0.4 million unfavorable foreign currency exchange impact, partially offset by a $0.9 million increase in revenue from new restaurant openings.
System-wide restaurant revenue (which includes franchised units) for the third quarter of 2018 totaled $351.0 million, compared to $361.0 million for the third quarter of 2017.
Comparable restaurant revenue(1) decreased 3.4% in the third quarter of 2018 compared to the same period a year ago, driven by a 1.5% decrease in average guest check and a 1.9% decrease in guest counts. The decrease in average guest check comprised a 3.0% decrease in menu mix, offset by a 1.5% increase in pricing. The Company’s comparable revenue growth is calculated by comparing the same calendar weeks which, for the third quarter of 2017, exclude the first week of the third quarter of 2017 and include the first week of the fourth quarter of 2017.
Net income was $1.7 million for the third quarter of 2018 compared to $2.7 million for the same period a year ago. Adjusted net income was $2.1 million for the third quarter of 2018 (see Schedule I).
Restaurant-level operating profit margin (a non-GAAP financial measure) was 16.8% in the third quarter of 2018 compared to 18.6% in the same period a year ago. Cost of sales as a percentage of restaurant revenue was flat due to increases in steak fries and the impact of higher Tavern mix, which were offset by decreases in ground beef and reductions in food waste. Restaurant labor costs as a percentage of restaurant revenue also remained flat as improvements in labor productivity offset higher average wage rates and sales deleverage. Other restaurant operating costs increased 120 basis points primarily due to sales deleverage and increases in restaurant technology, equipment repairs and maintenance, third-party delivery fees, and utility costs. Occupancy costs increased 60 basis points due to increases in real estate and personal property tax. Schedule II of this earnings release defines restaurant-level operating profit, discusses why it is a useful metric for investors, and reconciles this metric to income from operations and net income, in each case under GAAP.
________________________________________

(1)
Comparable restaurants are those Company-owned restaurants that have operated five full quarters during the period presented, and such restaurants are only included in the comparable metrics if they are comparable for the entirety of both periods presented.

Restaurant Revenue Performance

	Q3 2018	Q3 2017
Average weekly sales per unit(1):
Company-owned – Total	$49,995	$52,877
Company-owned – Comparable(2)	$50,282	$52,632
Franchised units – Comparable	$57,298	$57,619
Total operating weeks:
Company-owned units	5,805	5,686
Franchised units	1,064	1,032
________________________________________

(1)
Calculated using constant currency rates. Using historical currency rates, the average weekly sales per unit in the third quarter of 2017 for Company-owned – Total and Company-owned – Comparable was $52,955 and $52,711. The Company calculates non-GAAP constant currency average weekly sales per unit by translating prior year local currency average weekly sales per unit to U.S. dollars based on current quarter average exchange rates. The Company considers non-GAAP constant currency average weekly sales per unit to be a useful metric to investors and management as they facilitate a more useful comparison of current performance to historical performance.

(2)	Using the same calendar weeks as compared to the third quarter 2018, the average weekly sales per unit in the third quarter of 2017, using constant currency rates, was $52,231.
Other Results
Depreciation and amortization costs increased to $21.8 million in the third quarter of 2018 from $21.3 million in the third quarter of 2017. The increase was primarily related to new restaurant technology implemented beginning in third quarter 2017 and new restaurants opened since the third quarter of 2017.
General and administrative costs were $16.8 million, or 5.7% of total revenues, in the third quarter of 2018, compared to $18.6 million, or 6.1% of total revenues in the same period a year ago. The decrease was primarily due to decreases in salaries and team member benefits related to the reorganization in the first quarter 2018, as well as lower incentive and equity compensation.
Selling expenses were $12.0 million, or 4.1% of total revenues, in the third quarter of 2018, compared to $15.2 million, or 5.0% of total revenues, during the same period in the prior year. The decrease was primarily due to our choice of shifting media spend to the fourth quarter of 2018.
Pre-opening costs were $0.4 million in the third quarter of 2018, compared to $1.5 million in the same period a year ago. The decrease was primarily due to the decrease in number of restaurant openings.
Other charges in the third quarter of 2018 included $0.5 million in reorganization costs.
The tax benefit was $2.2 million in the third quarter of 2018, compared to $0.7 million during the same period in the prior year. The change was primarily due to the decrease in income, as well as the decrease in the federal statutory rate from 35% to 21% that occurred in the first quarter of 2018.
Earnings per diluted share for the third quarter of 2018 was $0.13 compared to earnings per diluted share of $0.21 in third quarter of 2017. Excluding charges of $0.03 per diluted share for reorganization costs, adjusted earnings per diluted share for the third quarter ended October 7, 2018 were $0.16. See Schedule I for a reconciliation of adjusted net income and adjusted earnings per share (each, a non-GAAP financial measure) to net income and earnings per share.
Restaurant Development
During the third quarter of 2018, the Company opened two Red Robin restaurants and our franchisees opened one Red Robin restaurant.

The following table details restaurant unit data for Company-owned and franchised locations for the periods indicated:

	Twelve Weeks Ended		Forty Weeks Ended
	October 7, 2018	October 1, 2017	October 7, 2018	October 1, 2017
Company-owned:
Beginning of period	484	472	480	465
Opened during the period	2	7	8	16
Acquired from franchisees	—	—	—	—
Closed during the period	(1)	—	(3)	(2)
End of period	485	479	485	479
Franchised:
Beginning of period	88	86	86	86
Opened during the period	1	—	3	1
Sold or closed during the period	—	—	—	(1)
End of period	89	86	89	86
Total number of restaurants	574	565	574	565
Balance Sheet and Liquidity
As of October 7, 2018, the Company had cash and cash equivalents of $20.4 million and total debt of $220.9 million, excluding $10.4 million of capital lease liabilities. The Company funded construction of new restaurants and other capital expenditures with cash flow from operations and made net repayments of $0.5 million on its credit facility during the third quarter of 2018. As of October 7, 2018, the Company had outstanding borrowings under its credit facility of $220.0 million, in addition to amounts issued under letters of credit of $7.6 million, which reduce the amount available under its credit facility but are not recorded as debt.
The Company’s lease adjusted leverage ratio was 4.03x as of October 7, 2018. The lease adjusted leverage ratio is defined in Section 1.1 of the Company’s credit facility, which is filed as Exhibit 10.32 in the Annual Report on Form 10-K filed on February 21, 2017.
Outlook for 2018
Earnings per diluted share is projected to be in the range of $1.60 to $1.80 for full-year 2018.
Guidance Policy
The Company provides guidance as it relates to selected information related to the Company’s financial and operating performance, and such measures may differ from year to year.
Investor Conference Call and Webcast
Red Robin will host an investor conference call to discuss its third quarter 2018 results today at 5:00 p.m. ET. The conference call number is (888) 224-1005, or for international callers (323) 994-2093. The financial information that the Company intends to discuss during the conference call is included in this press release and will be available in the “Company” section of the Company’s website at www.redrobin.com by selecting the “Investor Relations” link, then the “Calendar of Events” link. Prior to the conference call, the Company will post supplemental financial information that will be discussed during the call and live webcast.
To access the supplemental financial information and webcast, please visit www.redrobin.com and select the “Company” section, then the “Investor Relations” link, then the “Presentations” link. A replay of the live conference call will be available from two hours after the call until midnight on Tuesday, November 13, 2018. The replay can be accessed by dialing (844) 512-2921, or (412) 317-6671 for international callers. The conference ID is 2625863.
About Red Robin Gourmet Burgers, Inc. (NASDAQ: RRGB)
Red Robin Gourmet Burgers, Inc. (www.redrobin.com), a casual dining restaurant chain founded in 1969 that operates through its wholly-owned subsidiary, Red Robin International, Inc., and under the trade name Red Robin Gourmet Burgers and Brews, is the Gourmet Burger Authority™, famous for serving more than two dozen craveable, high-quality burgers with Bottomless Steak Fries® in a fun environment welcoming to guests of all ages. Whether a family dining with kids, adults grabbing a drink at the bar, or teens enjoying a meal, Red Robin offers an unparalleled experience for its guests. In addition to its many burger offerings, Red Robin serves a wide variety of salads, soups, appetizers, entrees, desserts, and signature beverages. Red Robin offers a variety of options behind the bar, including its extensive selection of local and regional beers, and innovative adult beer shakes and cocktails, earning the restaurant a VIBE Vista Award for Best Beer Program in a Multi-Unit Chain Restaurant. There are more than 570 Red

Robin restaurants across the United States and Canada, including locations operating under franchise agreements. Red Robin… YUMMM®! Connect with Red Robin on Facebook, Instagram, and Twitter.
Forward-Looking Statements
Forward-looking statements in this press release regarding the Company’s future performance, restaurant sales and guest traffic, earnings per share, new unit development, and statements under the heading “Outlook for 2018”, and all other statements that are not historical facts, are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on assumptions believed by the Company to be reasonable and speak only as of the date on which such statements are made. Without limiting the generality of the foregoing, words such as “expect,” “believe,” “anticipate,” “intend,” “plan,” “project,” “will” or “estimate,” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. Except as required by law, the Company undertakes no obligation to update such statements to reflect events or circumstances arising after such date, and cautions investors not to place undue reliance on any such forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements based on a number of factors, including but not limited to the following: the effectiveness of the Company’s strategic initiatives including the Company’s affordability initiatives to drive traffic and sales; the effectiveness of the Company’s marketing strategies and promotions to achieve restaurant sales growth; the cost and availability of key food products, labor, and energy; the ability to achieve anticipated revenue and cost savings from anticipated new technology systems and tools in the restaurants; the ability to develop, test, implement and increase online ordering, to-go services, catering, and other off-premise sales; the ability to increase labor productivity through alternative labor models, and to train our workforce for service execution complexities related to growth of multiple revenue streams in the restaurant; the success of our refranchising efforts; our ability to repurchase shares at all or at the times or in the amounts we currently anticipate or to achieve anticipated benefits of a share repurchase program; availability of capital or credit facility borrowings; the adequacy of cash flows or available debt resources to fund operations and growth opportunities; the impact of federal, state, and local regulation of the Company’s business; and other risk factors described from time to time in the Company’s Form 10-K, Form 10-Q, and Form 8-K reports (including all amendments to those reports) filed with the U.S. Securities and Exchange Commission.
For media relations questions contact:
Brian Farley, Coyne PR
(973) 588-2000
For investor relations questions contact:
PJ Adler
Red Robin Investor Relations
303-846-5040

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Twelve Weeks Ended		Forty Weeks Ended
	October 7, 2018	October 1, 2017	October 7, 2018	October 1, 2017
Revenues:
Restaurant revenue	$290,218	$301,100	$1,015,312	$1,026,902
Franchise and other revenue	4,659	4,600	16,472	16,737
Total revenues	294,877	305,700	1,031,784	1,043,639

Costs and expenses:
Restaurant operating costs (exclusive of depreciation and amortization shown separately below):
Cost of sales	69,003	71,642	242,392	240,152
Labor	102,322	106,205	351,813	360,146
Other operating	43,612	41,454	141,305	133,575
Occupancy	26,629	25,868	88,099	84,127
Depreciation and amortization	21,819	21,258	73,335	70,475
General and administrative	16,763	18,562	65,752	71,402
Selling	12,017	15,152	44,963	46,563
Pre-opening costs	387	1,503	2,093	4,735
Other charges	520	—	17,422	1,584
Total costs and expenses	293,072	301,644	1,027,174	1,012,759

Income from operations	1,805	4,056	4,610	30,880

Other expense:
Interest expense, net and other	2,295	2,032	8,087	7,469

Income (loss) before income taxes	(490)	2,024	(3,477)	23,411
Income tax (benefit) provision	(2,199)	(690)	(7,692)	2,199
Net income	$1,709	$2,714	$4,215	$21,212
Earnings per share:
Basic	$0.13	$0.21	$0.32	$1.65
Diluted	$0.13	$0.21	$0.32	$1.63
Weighted average shares outstanding:
Basic	12,994	12,927	12,977	12,888
Diluted	13,054	13,023	13,064	12,986

RED ROBIN GOURMET BURGERS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except per share amounts)

	(Unaudited) October 7, 2018	December 31, 2017
Assets:
Current Assets:
Cash and cash equivalents	$20,368	$17,714
Accounts receivable, net	12,801	26,499
Inventories	29,197	29,553
Prepaid expenses and other current assets	21,503	31,038
Total current assets	83,869	104,804

Property and equipment, net	595,429	638,151
Goodwill	96,548	96,979
Intangible assets, net	35,632	38,273
Other assets, net	43,337	32,408
Total assets	$854,815	$910,615

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable	$28,161	$35,347
Accrued payroll and payroll related liabilities	35,248	32,777
Unearned revenue	38,237	55,915
Accrued liabilities and other	40,579	36,300
Total current liabilities	142,225	160,339

Deferred rent	77,234	74,980
Long-term debt	220,875	266,375
Long-term portion of capital lease obligations	9,611	10,197
Other non-current liabilities	10,698	11,289
Total liabilities	460,643	523,180

Stockholders’ Equity:
Common stock; $0.001 par value: 45,000 shares authorized; 17,851 and 17,851 shares issued; 12,996 and 12,954 shares outstanding	18	18
Preferred stock, $0.001 par value: 3,000 shares authorized; no shares issued and outstanding	—	—
Treasury stock 4,855 and 4,897 shares, at cost	(200,748)	(202,485)
Paid-in capital	212,002	210,708
Accumulated other loss, net of tax	(4,075)	(3,566)
Retained earnings	386,975	382,760
Total stockholders’ equity	394,172	387,435
Total liabilities and stockholders’ equity	$854,815	$910,615

Schedule I
Reconciliation of Non-GAAP Results to GAAP Results
(In thousands, except per share data)

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) throughout this press release, the Company has provided non-GAAP measurements which present the 12 and 40 weeks ended October 7, 2018 and October 1, 2017, net income and basic and diluted earnings per share, excluding the effects of litigation contingencies, reorganization costs, and the related income tax effects. The Company believes the presentation of net income and earnings per share exclusive of the identified item gives the reader additional insight into the ongoing operational results of the Company. This supplemental information will assist with comparisons of past and future financial results against the present financial results presented herein. Income tax effect of reconciling items was calculated based on the change in the total tax provision calculation after adjusting for the identified item. The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP.

	Twelve Weeks Ended		Forty Weeks Ended
	October 7, 2018	October 1, 2017	October 7, 2018	October 1, 2017
Net income as reported	$1,709	$2,714	$4,215	$21,212
Asset impairment	—	—	9,643	1,584
Litigation contingencies	—	—	4,000	—
Spiral menu disposal	—	—	506	—
Reorganization costs	520	—	3,273	—
Income tax effect of reconciling items	(135)	—	(4,529)	(618)
Adjusted net income	$2,094	$2,714	$17,108	$22,178

Basic net income per share:
Net income as reported	$0.13	$0.21	$0.32	$1.65
Asset Impairment	—	—	0.74	0.12
Litigation contingencies	—	—	0.31	—
Spiral menu disposal	—	—	0.04	—
Reorganization costs	0.04	—	0.25	—
Income tax effect of reconciling items	(0.01)	—	(0.35)	(0.05)
Adjusted earnings per share - basic	$0.16	$0.21	$1.31	$1.72

Diluted net income per share (1):
Net income as reported	$0.13	$0.21	$0.32	$1.63
Asset Impairment	—	—	0.74	0.12
Litigation contingencies	—	—	0.31	—
Spiral menu disposal	—	—	0.04	—
Reorganization costs	0.04	—	0.25	—
Income tax effect of reconciling items	(0.01)	—	(0.35)	(0.04)
Adjusted earnings per share - diluted	$0.16	$0.21	$1.31	$1.71

Weighted average shares outstanding
Basic	12,994	12,927	12,977	12,888
Diluted	13,054	13,023	13,064	12,986

Schedule II
Reconciliation of Non-GAAP Restaurant-Level Operating Profit to Income
from Operations and Net Income
(In thousands)
The Company believes that restaurant-level operating profit is an important measure for management and investors because it is widely regarded in the restaurant industry as a useful metric by which to evaluate restaurant-level operating efficiency and performance. The Company defines restaurant-level operating profit to be restaurant revenue minus restaurant-level operating costs, excluding restaurant impairment and closure costs. The measure includes restaurant-level occupancy costs, which include fixed rents, percentage rents, common area maintenance charges, real estate and personal property taxes, general liability insurance, and other property costs, but excludes depreciation related to restaurant buildings and leasehold improvements. The measure excludes depreciation and amortization expense, substantially all of which is related to restaurant-level assets, because such expenses represent historical sunk costs which do not reflect current cash outlay for the restaurants. The measure also excludes selling, general, and administrative costs, and therefore excludes occupancy costs associated with selling, general, and administrative functions, and pre-opening costs. The Company excludes restaurant closure costs as they do not represent a component of the efficiency of continuing operations. Restaurant impairment costs are excluded, because, similar to depreciation and amortization, they represent a non-cash charge for the Company’s investment in its restaurants and not a component of the efficiency of restaurant operations. Restaurant-level operating profit is not a measurement determined in accordance with GAAP and should not be considered in isolation, or as an alternative, to income from operations or net income as indicators of financial performance. Restaurant-level operating profit as presented may not be comparable to other similarly titled measures of other companies in our industry. The table below sets forth certain unaudited information for the 12 and 40 weeks ended October 7, 2018 and October 1, 2017, expressed as a percentage of total revenues, except for the components of restaurant-level operating profit, which are expressed as a percentage of restaurant revenue.

	Twelve Weeks Ended				Forty Weeks Ended
	October 7, 2018		October 1, 2017		October 7, 2018		October 1, 2017
Restaurant revenue	$290,218	98.4%	$301,100	98.5%	$1,015,312	98.4%	$1,026,902	98.4%
Restaurant operating costs (1):
Cost of sales	69,003	23.8%	71,642	23.8%	242,392	23.9%	240,152	23.4%
Labor	102,322	35.3%	106,205	35.3%	351,813	34.7%	360,146	35.1%
Other operating	43,612	15.0%	41,454	13.8%	141,305	13.9%	133,575	13.0%
Occupancy	26,629	9.2%	25,868	8.6%	88,099	8.7%	84,127	8.2%
Restaurant-level operating profit	48,652	16.8%	55,931	18.6%	191,703	18.9%	208,902	20.3%

Add – Franchise and other revenue	4,659	1.6%	4,600	1.5%	16,472	1.6%	16,737	1.6%
Deduct – other operating:
Depreciation and amortization	21,819	7.4%	21,258	7.0%	73,335	7.1%	70,475	6.8%
General and administrative expenses	16,763	5.7%	18,562	6.1%	65,752	6.4%	71,402	6.8%
Selling	12,017	4.1%	15,152	5.0%	44,963	4.4%	46,563	4.5%
Pre-opening costs	387	0.1%	1,503	0.5%	2,093	0.2%	4,735	0.5%
Other charges	520	0.2%	—	0.0%	17,422	1.7%	1,584	0.2%
Total other operating	51,506	17.5%	56,475	18.5%	203,565	19.7%	194,759	18.7%

Income from operations	1,805	0.6%	4,056	1.3%	4,610	0.4%	30,880	3.0%

Interest expense, net and other	2,295	0.8%	2,032	0.7%	8,087	0.8%	7,469	0.7%
Income tax (benefit) provision	(2,199)	(0.7)%	(690)	(0.2)%	(7,692)	(0.7)%	2,199	0.2%
Total other	96	—%	1,342	0.4%	395	0.0%	9,668	0.9%

Net income	$1,709	0.6%	$2,714	0.9%	$4,215	0.4%	$21,212	2.0%

(1)	Excluding depreciation and amortization, which is shown separately.

Certain percentage amounts in the table above do not total due to rounding as well as the fact that components of restaurant-level operating profit are expressed as a percentage of restaurant revenue and not total revenues.

Schedule III
Reconciliation of Net Income to EBITDA and Adjusted EBITDA
(In thousands, unaudited)

The Company defines EBITDA as net income before interest expense, provision (benefit) for income taxes, and depreciation and amortization. EBITDA and adjusted EBITDA are presented because the Company believes investors’ understanding of our performance is enhanced by including these non-GAAP financial measures as a reasonable basis for evaluating our ongoing results of operations without the effect of non-cash charges such as depreciation and amortization expenses, asset disposals, and asset impairment and restaurant closure charges. EBITDA and adjusted EBITDA are supplemental measures of operating performance that do not represent and should not be considered as alternatives to net income or cash flow from operations, as determined by GAAP, and our calculation thereof may not be comparable to that reported by other companies in our industry or otherwise. Adjusted EBITDA further adjusts EBITDA to reflect the additions and eliminations shown in the table below. The use of adjusted EBITDA as a performance measure permits a comparative assessment of our operating performance relative to our performance based on our GAAP results, while isolating the effects of some items that vary from period to period without any correlation to core operating performance. Adjusted EBITDA as presented may not be comparable to other similarly-titled measures of other companies, and our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by excluded or unusual items. We have not provided a reconciliation of our adjusted EBITDA outlook to the most comparable GAAP measure of net income. Providing net income guidance is potentially misleading and not practical given the difficulty of projecting event-driven transactional and other non-core operating items that are included in net income, including asset impairments and income tax valuation adjustments. The reconciliations of adjusted EBITDA to net income for the historical periods presented below are indicative of the reconciliations that will be prepared upon completion of the periods covered by the non-GAAP guidance.

	Twelve Weeks Ended		Forty Weeks Ended
	October 7, 2018	October 1, 2017	October 7, 2018	October 1, 2017
Net income as reported	$1,709	$2,714	$4,215	$21,212
Interest expense, net	2,390	2,222	8,125	8,097
Income tax (benefit) provision	(2,199)	(690)	(7,692)	2,199
Depreciation and amortization	21,819	21,258	73,335	70,475
EBITDA	23,719	25,504	77,983	101,983

Asset Impairment	—	—	9,643	1,584
Litigation contingencies	—	—	4,000	—
Spiral menu disposal	—	—	506	—
Reorganization costs	520	—	3,273	—
Adjusted EBITDA	$24,239	$25,504	$95,405	$103,567